Exhibit 107

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Carlisle Companies Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share, to be issued under the Carlisle Companies Incorporated Incentive Compensation Program, as amended and restated effective January 1, 2024	Rules 457(c) and 457(h)	1,400,000(2)	$373.46(3)	$522,844,000(3)	0.00014760	$77,171.78
Total Offering Amounts					$522,844,000		$77,171.78
Total Fee Offsets(4)							$0
Net Fee Due							$77,171.78

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such indeterminable number of additional shares of Carlisle Companies Incorporated (the “Registrant”) common stock, par value $1.00 per share (“Common Stock”), as may become issuable under the Carlisle Companies Incorporated Incentive Compensation Program, as amended and restated effective January 1, 2024 (the “Plan”) to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or any similar transaction.

(2)	Registers additional shares of Common Stock to be issued pursuant to future awards under the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 25, 2024.

(4)	The Registrant does not have any fee offsets.